Final Execution Version

Exhibit 10.70

CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.F.R. §§ 200.80(b)(4), 240.24B-2

AMENDMENT NO. 4

This Amendment No. 4 (the “Amendment”) to the Collaboration, License and Development Agreement dated December 7th, 2012 (the “Agreement”), is made by and between

(1)	ASTRAZENECA AB, a company incorporated in Sweden under no. 556011-7482 with its registered office at SE-151 85 Södertälje, Sweden (“AstraZeneca”) and

(2)	IONIS PHARMACEUTICALS, INC., a Delaware corporation, (formally known as Isis Pharmaceuticals, Inc.) having its principal place of business at 2855 Gazelle Court, Carlsbad, CA 92010 (“Ionis”),

and is made effective as of October 18th, 2018 (the “Amendment Effective Date”).

Recitals

WHEREAS, the Parties desire to further amend and restate certain terms and conditions of the Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Definitions

Any capitalized term not separately defined in this Amendment shall have the meaning ascribed to it in the Agreement.

2.	Modifications

Section 7.1.1 of the Agreement is hereby deleted in its entirety and replaced by the following:

Final Execution Version

“7.1.1. Integrated Product Plans.  AstraZeneca will prepare a Development and global integrated Product plan or a comparable document consistent with AstraZeneca’s then current internal practices for AstraZeneca’s internal programs outlining key aspects of the Development of each Product licensed by AstraZeneca under Section 6.1.1, Section 6.1.2 and Section 6.1.3 through all Approvals as well as, as Development proceeds and when such information is available, key aspects of worldwide regulatory strategy, pricing and market access strategy, market launch, and Commercialization (each plan or other such document, an “Integrated Development Plan” or “IDP”).  On a Product-by-Product basis, for each Product licensed by AstraZeneca under Section 6.1.1, Section 6.1.2 or Section 6.1.3, as the case may be, AstraZeneca will prepare each IDP no later than [***] for such Product, and the IDP will contain high level information consistent with AstraZeneca’s development and commercialization plans for its similar products at similar stages of development and commercialization in the same AstraZeneca franchise, including material updates, timelines, goals, and the criteria AstraZeneca will use to make internal decisions relating to the Product, provided however that it will be at AstraZeneca’s sole discretion whether to and in what format to provide any information which (i) AstraZeneca is required not to share even under confidentiality pursuant to restrictions imposed by any Third Party, or (ii) contains AstraZeneca Confidential Information regarding the use of AstraZeneca’s other portfolio compounds used alone or in combination with other AstraZeneca or Third Party products.  Once AstraZeneca has prepared an IDP, AstraZeneca will update it consistent with AstraZeneca’s standard practice (including if the IDP is updated and presented to an AstraZeneca internal committee) but at least Annually and will provide such updates to Ionis.  AstraZeneca and Ionis will meet (through the JSC or as the Parties may otherwise agree) on a yearly basis to discuss the draft of the IDP and AstraZeneca will consider, in good faith, any proposals and comments made by Ionis for incorporation in the final IDP.  AstraZeneca and Ionis will [***], to discuss the status of execution of the IDP.  Additionally, subject to any restrictions imposed by any Third Party, AstraZeneca may provide more frequent updates in the case of extraordinary material events (e.g. approvals, regulatory feedback, etc.) as deemed appropriate by AstraZeneca.  For the avoidance of doubt, information provided by AstraZeneca to Ionis pursuant to this Section 7.1.1 shall be treated by Ionis as AstraZeneca’s Confidential Information subject to the provisions in Article 13.  Notwithstanding the foregoing, on a Gene Target-by-Gene Target basis, AstraZeneca’s obligations to provide Ionis with information or reports under this Section 7.1.1 will terminate if Ionis independently or for or with an Affiliate or Third Party engages in any activity to discover, research or develop an ASO designed to bind to the RNA that encodes such Gene Target in the Field other than in the course of performing its obligations under, or to the extent permitted by, this Agreement.”

3.	Amendment Effective Date

This Amendment shall become effective on the Amendment Effective Date.

4.	Entire Agreement

This Amendment, together with the Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement.  The Agreement together with this Amendment and any prior Amendments thereto supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement, as amended.  Each Party confirms that it is not relying on any representations, warranties, or covenants of the Party except as specifically set out in the Agreement as amended.  Nothing in this Amendment is intended to limit or exclude any liability or fraud.  The Parties hereby agree that subject to the modifications specifically stated in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

5.	Execution

THIS AMENDMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

ASTRAZENECA AB (publ.)		IONIS PHARMACEUTICALS, INC.

Signature:	/s/ Regina Fritsche Danielson	Signature:	/s/ Brett Monia

Name:	Regina Fritsche Danielson	Name:	Brett Monia

Title:	VP and Head of IMED CVRM	Title:	Chief Operating Officer